                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   ROBERT HALF INTERNATIONAL INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                   ROBERT HALF INTERNATIONAL INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                         ROBERT HALF INTERNATIONAL INC.
                              2884 SAND HILL ROAD
                          MENLO PARK, CALIFORNIA 94025

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

                                   TO BE HELD
                             THURSDAY, MAY 11, 1995
                                   9:00 A.M.

To the Stockholders:

    The annual meeting of stockholders of ROBERT HALF INTERNATIONAL INC. (the "Company") will be held at 9:00 a.m. on Thursday, May 11, 1995 at The Westin Hotel--San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. The meeting will be held for the following purposes:

     1. To elect two directors.

     2. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

    Only stockholders of record at the close of business on March 20, 1995 are entitled to notice of, and to vote at, the meeting and any adjournment of the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          STEVEN KAREL, SECRETARY

Menlo Park, California
March 27, 1995

                                  --IMPORTANT--
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POST-PAID ENVELOPE. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
                         THANK YOU FOR ACTING PROMPTLY.

                         ROBERT HALF INTERNATIONAL INC.

                              -------------------

                                PROXY STATEMENT
                              -------------------

                                  INTRODUCTION

    The enclosed proxy is solicited on behalf of the present Board of Directors (sometimes referred to as the "Board") of Robert Half International Inc., a Delaware corporation (the "Company"), the principal executive offices of which are located at 2884 Sand Hill Road, Menlo Park, California 94025. The approximate date on which this proxy statement and the enclosed proxy are being mailed to the Company's stockholders is March 27, 1995. The proxy is solicited for use at the annual meeting of stockholders (the "Meeting") to be held at 9:00 a.m. on Thursday, May 11, 1995, at The Westin Hotel--San Francisco Airport, 1 Old Bayshore Highway, Millbrae, California, 94030. Only stockholders of record on March 20, 1995 will be entitled to notice of, and to vote at, the Meeting and any adjournment of the Meeting. Each share is entitled to one vote. At the close of business on March 20, 1995 the Company had outstanding and entitled to vote 28,342,989 shares of its common stock, $.001 par value ("Common Stock").

    A stockholder giving a proxy in the form accompanying this proxy statement has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered prior to the Meeting to the Secretary of the Company, by a duly executed proxy bearing a date later than the date of the proxy being revoked, or at the Meeting if the stockholder is present and elects to vote in person. Solicitation of proxies may be made by directors, officers or employees of the Company by telephone or personal interview as well as by mail. Costs of solicitation will be borne by the Company.

    An automated system administered by the Company's transfer agent will tabulate votes cast at the Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders or with respect to election of directors, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved or a nominee has been elected.

    In August 1994, the Company effected a two-for-one stock split in the form of a stock dividend. All share and price per share amounts in this Proxy Statement have been restated, as appropriate, to reflect the stock split.

                      NOMINATION AND ELECTION OF DIRECTORS

NOMINEES OF THE PRESENT BOARD OF DIRECTORS

    The By-Laws of the Company provide for a Board of Directors consisting of not less than six nor more than eleven directors. The size of the Board of Directors is presently set at eight and there are no vacancies.

    The Board of Directors is divided into three classes serving staggered three year terms. Currently, there are three directors in Class I, whose terms expire in 1997, three directors in Class II, whose terms expire in 1996, and two directors in Class III, whose terms expire at the 1995 Annual Meeting. Each Director holds office until the annual meeting in the year in which his term expires and until his successor is elected and qualified.

    The current members of Class III, whose terms expire at the Annual Meeting, are Edward W. Gibbons and Todd Goodwin. Mr. Gibbons is a nominee for election at the Annual Meeting. Mr. Goodwin is not seeking re-election to the Board of Directors at the Annual Meeting. The Board of Directors, acting pursuant to the authority conferred upon it by the Company's By-laws, has determined not to nominate a new director but instead to reduce the size of the Board from eight members to seven members. Without adjustment in the membership of the Classes, this would have left three directors in Class I, three directors in Class II and one director in Class III. In order to keep the size of the Classes as nearly equal as possible, the Board of Directors has nominated Harold M. Messmer, Jr., a member of Class I, for election to Class III. Effective upon his election as a member of Class III, Mr. Messmer would cease to be a member of Class I. Therefore, effective as of the conclusion of elections at the annual meeting there will be two members of Class I, three members of Class II and two members of Class III.

    Proxies cannot be voted for more than two persons. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting. Proxies solicited by the Board will be voted "FOR" the election of Messrs. Gibbons and Messmer unless stockholders specify in their proxies to the contrary. Although the Board does not expect any nominee to become unavailable to serve as a director for any reason, should that occur before the Meeting, proxies will be voted for the balance of those named and such substitute nominee as may be selected by the Board.

    The following table lists the name of each current member of the Board of Directors, his age at March 31, 1995, the Class of which he is a member and the period during which he has served as a director.

                                                                                     CURRENT       DIRECTOR
                                    NAME                                       AGE    CLASS          SINCE
- -----------------------------------------------------------------------------  ----  -------  -------------------
Andrew S. Berwick, Jr. ......................................................   61      I        October 1981
Frederick P. Furth...........................................................   60      I          July 1983
Edward W. Gibbons............................................................   59     III       November 1988
Todd Goodwin.................................................................   63    III*         May 1989
Harold M. Messmer, Jr. ......................................................   49     I*        January 1982
Frederick A. Richman.........................................................   49     II         March 1994
Thomas J. Ryan...............................................................   70     II        February 1987
J. Stephen Schaub............................................................   54     II         March 1989

- ------------------------
* As stated above, Mr. Goodwin will retire from the Board of Directors at the Annual Meeting and Mr. Messmer has been nominated for election to Class III, following which election he would cease to be a member of Class I.

    Mr. Berwick has been President of Berwick-Pacific Corporation, a real estate development company based in Burlingame, California, for more than the past five years. Until March 1984, for more than five years he was President of Berwick Extract Company. He is Chairman Emeritus of California Healthcare System.

    Mr. Furth has been senior partner of the San Francisco law firm of Furth, Fahrner & Mason for more than the past five years. He is the Proprietor and Chairman of the Board of Chalk Hill Winery and Chairman of the Board of the Furth Family Foundation.

    Mr. Gibbons has been a partner in Gibbons, Goodwin, van Amerongen, a private merchant banking firm, since its founding in 1969. Mr. Gibbons is also currently a director of Foodmaker, Inc., Horace Mann Educators Corporation and Bath Iron Works Corp.

    Mr. Goodwin has been a partner of Gibbons, Goodwin, van Amerongen since May 1984.

    Mr. Messmer has been Chairman of the Board since November 1988, Chief Executive Officer since May 1987 and President since October 1985. Mr. Messmer is a director of Airborne Freight Corporation, Health Care Property Investors, Inc., Pacific Enterprises and Spieker Properties, Inc.

    Mr. Richman is a senior tax partner of the law firm of O'Melveny & Myers, of which he has been a member since 1978.

    Mr. Ryan has been Chairman of the Board of Directors and Chief Executive Officer of ISU International, a San Francisco-based franchisor of independent insurance agents, since 1979.

    Mr. Schaub has been President and owner of J.S. Schaub & Co., Inc., a Spokane, Washington firm engaged in investments and financial consulting, for more than the past five years. Since 1984, he has also been Chief Financial Officer, part owner and a director of Northwest Energy Services, Inc., a privately owned Spokane, Washington, engineering firm specializing in energy audits, installation and financing of energy conservation measures.

THE BOARD AND COMMITTEES

    The Board of Directors has standing Audit, Compensation and Executive Committees. The Board currently has no standing nominating committee.

    The Audit Committee, currently composed of Messrs. Berwick, Richman and Schaub, met once during 1994. The function of the Audit Committee is to recommend to the full Board of Directors the firm to be retained by the Company as its independent auditors, to consult with the auditors with regard to the plan of audit, the results of the audit and the audit report, and to confer with the auditors with regard to the adequacy of internal accounting controls.

    The Compensation Committee, composed of Messrs. Furth, Berwick and Ryan, met five times during 1994. The function of the Compensation Committee is to recommend to the full Board of Directors compensation arrangements for the Company's senior officers and the adoption of any compensation plans in which officers and directors are eligible to participate. The Compensation Committee also administers certain of the Company's employee benefit plans.

    The Executive Committee, composed of Messrs. Messmer, Furth and Gibbons, did not meet during 1994. The Executive Committee has all of the powers of the Board of Directors, with certain specific exceptions required by Delaware law.

    The Board met five times during 1994 and acted once by unanimous written consent. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and of the committees of the Board on which he served that were held while he was a member thereof.

EXECUTIVE OFFICERS

    The following table lists the name of each executive officer of the Company, his or her age at March 31, 1995, and his or her current positions and offices with the Company:

               NAME                  AGE                        OFFICE
- -----------------------------------  ---  --------------------------------------------------
Harold M. Messmer, Jr. ............  49   Chairman of the Board, President and Chief
                                            Executive Officer
M. Keith Waddell...................  37   Senior Vice President, Chief Financial Officer and
                                            Treasurer
Robert W. Glass....................  36   Senior Vice President, Corporate Development
Steven Karel.......................  45   Vice President, Secretary and General Counsel
Kirk E. Lundburg...................  35   Vice President, Administration
Barbara J. Forsberg................  34   Vice President and Controller

    Mr. Waddell has been Senior Vice President of the Company since May 1993, Chief Financial Officer of the Company since February 1988 and Treasurer since 1987. From October 1986 when he joined the Company until May 1993, he served as Vice President.

    Mr. Glass has been Senior Vice President, Corporate Development, since May 1993. He served as Vice President, Corporate Development from February 1988 until May 1993. From 1987 until February 1988, he served as Vice President, Planning of the Company. From January 1986 until May 1987, Mr. Glass was employed as an investment analyst by the Company.

    Mr. Karel has been Vice President and General Counsel of the Company since September 1989 and Secretary since May 1993.

    Mr. Lundburg has been Vice President, Administration of the Company since July 1993. For more than five years prior to joining the Company he was an associate with the law firm of Latham & Watkins.

    Ms. Forsberg has been Vice President of the Company since May 1993 and Controller since May 1990. For more than five years prior to joining the Company she worked in the audit division of Arthur Andersen & Co.

    The executive officers of the Company are also officers of the Company's wholly owned subsidiaries.

    All of the executive officers serve at the pleasure of the Board of Directors. Mr. Messmer has an employment agreement with the Company to serve as Chairman, President and Chief Executive Officer. In addition, severance agreements have been entered into with certain executive officers. See the discussion under "Compensation of Executive Officers" below.

    There are no family relationships between any of the directors or executive officers.

                           BENEFICIAL STOCK OWNERSHIP

    The following table sets forth information as of February 28, 1995 concerning beneficial ownership of Common Stock by (i) the only persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director, (iii) the five executive officers of the Company who had the highest combination of salary and bonus during 1994, and (iv) all executive officers and directors as a group. Included in share ownership are shares that may be acquired upon the exercise of options that are currently exercisable or become exercisable on or before May 31, 1995 ("Exercisable Options").

                                                       SHARES OF      PERCENT
                                                     COMMON STOCK        OF
                                                     BENEFICIALLY      COMMON
             NAME OF BENEFICIAL OWNER                  OWNED(A)        STOCK
- --------------------------------------------------  ---------------   --------
FMR Corp. ........................................  4,111,700(b)      14.5%
  82 Devonshire Street
  Boston, MA 02109
Putnam Investments, Inc. .........................  3,056,699(c)      10.8%
  One Post Office Square
  Boston, MA 02109
Andrew S. Berwick, Jr. ...........................     92,000(d)       0.3%
Frederick P. Furth................................    931,100(e)       3.3%
Edward W. Gibbons.................................    261,945(f)       0.9%
Todd Goodwin......................................     41,856(f)       0.1%
Harold M. Messmer, Jr.............................    531,980(g)       1.9%
Frederick A. Richman..............................      5,500(h)      0.02%
Thomas J. Ryan....................................     77,106(d)       0.3%
J. Stephen Schaub.................................    978,098(i)       3.5%
M. Keith Waddell..................................    213,828(j)       0.8%
Robert W. Glass...................................    137,872(k)       0.5%
Steven Karel......................................     46,423(l)       0.2%
Kirk E. Lundburg..................................     12,197(m)      0.04%
All executive officers and directors as a group
  (13 persons)....................................  3,354,774(n)      11.6%

- ------------------------
(a) Named persons have sole voting and investment power, except as otherwise indicated.

(b) Information is as of February 13, 1995, the latest date for which information is available to the Company. According to a Schedule 13G filed by FMR Corp., these shares are held indirectly by FMR Corp. and Edward C. Johnson 3d (Chairman and a significant stockholder of FMR Corp.) and directly by various entities controlled by FMR Corp., including Fidelity Management &

     Research Company, Fidelity Magellan Fund, Fidelity International Limited and Fidelity Manage-ment Trust Company, all of which own such shares in their capacities as investment advisers, investment companies or investment managers. According to the Schedule 13G, sole dispositive power is held with respect to all of such shares and sole voting power is held with respect to 100,400 of such shares.

(c) Information is as of January 23, 1995, the latest date for which information is available to the Company. According to a Schedule 13G filed by Putnam Investments, Inc. these shares are held indirectly by Putnam
     Investments, Inc. and its parent, Marsh & McLennan Companies, Inc. and directly by various entities controlled by Putnam Investments, Inc., including Putnam Investment Management, Inc. and The Putnam Advisory
     Company, Inc., all of which own such shares in their capacities as investment advisers. According to the Schedule 13G, shared dispositive power is held with respect to all of such shares and shared voting power is held with respect to 512,990 of such shares.

(d)  Includes   44,000  shares  that  may  be  acquired  upon  the  exercise  of
     Exercisable Options.

(e) Includes 50,800 shares owned by the Furth Foundation, a charitable foundation of which Mr. Furth is a director, as to which shares Mr. Furth has shared voting and dispositive powers, and 44,000 shares that may be acquired upon the exercise of Exercisable Options. Also includes 1,500 shares owned by Mr. Furth's wife, as to which shares he has sole voting and dispositive power.

(f)  Includes  24,000  shares  that  may  be  acquired  upon  the  exercise   of
     Exercisable Options.

(g) Includes 257,336 shares that may be acquired upon the exercise of Exercisable Options, 255,405 shares acquired pursuant to Company benefit plans, as to which shares Mr. Messmer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans, 14,971 shares as to which Mr. Messmer shares voting and dispositive power with his wife and 3,000 shares held by Mr. Messmer as custodian for his children, as to which shares Mr. Messmer has voting and dispositive power but disclaims beneficial ownership.

(h)  Includes 2,500 shares that may be acquired upon the exercise of Exercisable
     Options.

(i)  Includes 4,000 shares that may be acquired upon the exercise of Exercisable
     Options, 8,058 shares owned by Mr. Schaub's children as to which shares Mr.
     Schaub  disclaims  beneficial ownership,  24,454 shares  owned by  the John
     Jerome  Schaub  Trust,  of  which  trust  Mr.  Schaub  is  co-trustee   and
     co-beneficiary,  and 11,000  shares held  by the  Schaub Foundation,  as to which shares Mr. Schaub shares voting and dispositive power but in which he has no pecuniary  interest. Also includes  458,214 shares as  to which  Mr.
     Schaub has voting power and a right of first refusal but in which he has no pecuniary  interest. Does not include,  and Mr. Schaub disclaims beneficial ownership as to, 814 shares owned  by investment clients of Mr. Schaub,  as to which shares Mr. Schaub shares dispositive power.

(j)  Includes   93,953  shares  that  may  be  acquired  upon  the  exercise  of
     Exercisable Options and 104,474 shares acquired pursuant to Company benefit plans, as to which shares Mr. Waddell has sole voting power but as to which disposition is restricted pursuant  to the terms of  such plans and  15,401 shares as to which Mr. Waddell shares voting and dispositive power with his wife.

(k)  Includes   88,560  shares  that  may  be  acquired  upon  the  exercise  of
     Exercisable Options,  41,618 shares  acquired pursuant  to Company  benefit plans,  as to which shares Mr. Glass has  sole voting power but as to which disposition is restricted pursuant  to the terms of  such plans, and  7,114 shares  as to which Mr. Glass shares  voting and dispositive power with his wife.

(l)  Includes  24,317  shares  that  may  be  acquired  upon  the  exercise   of
     Exercisable  Options and 18,452 shares acquired pursuant to Company benefit plans, as to which shares Mr. Karel  has sole voting power but as to  which disposition is restricted pursuant to the terms of such plans.

(m)  Includes 3,320 shares that may be acquired upon the exercise of Exercisable
     Options and 8,877 shares acquired pursuant to Company benefit plans, as to which shares Mr. Lundburg has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

(n) In addition to the shares held by directors and executive officers described in the table, as to which information is contained in the other notes to this table, includes an aggregate of 24,869 shares held by one other executive officer of the Company, including 14,679 shares that may be acquired upon the exercise of Exercisable Options and 9,476 shares that were acquired pursuant to Company benefit plans, as to which shares the officer has sole voting power but as to which disposition is restricted pursuant to the terms of such plans.

                           COMPENSATION OF DIRECTORS

    Each director receives an annual fee of $20,000 for services as a director, $1,000 for each board meeting attended, and an annual fee of $3,000 for each committee on which he serves as a member. All directors receive reimbursement for travel and other expenses directly related to activities as directors.

    The Outside Directors' Option Plan, which was adopted in 1989 on the recommendation of Towers, Perrin, and approved by the Company's stockholders in 1990, provides for the automatic granting of options to non-employee directors (currently all directors other than Mr. Messmer) of the Company on the day of each Annual Meeting of Stockholders. On such day, each non-employee director will receive an option for the purchase of 4,000 shares. However, if such individual has not previously been granted an option by the Company, the grant will be for the purchase of 10,000 shares, rather than 4,000 shares. The exercise price for all options is 100% of the fair market value on the date of grant. Payment for option exercises may be by cash, by delivery of shares of the Company's Common Stock that have been owned for at least six months or by delivery of a full-recourse interest-bearing promissory note secured by the acquired shares. All options are for a term of ten years and will vest at the rate of 25% per year for each of the first four years. However, all options vest automatically and immediately upon the occurrence of a Change in Control (as defined in the plan). No option may be exercised until at least six months after its grant date. Unvested options terminate on the day that an individual ceases to be a director. Vested options may be exercised for a limited period following termination. Options for a total of 200,000 shares are authorized for grant under the Outside Directors' Option Plan. Each of the directors (other than Mr. Messmer, who is not eligible to receive options under the plan) was, pursuant to the terms of the Outside Directors' Option Plan, granted an option on May 12, 1994 (the date of the 1994 Annual Meeting of Stockholders) at an exercise price of $17.75 per share, the fair market value on the date of grant. Each of such grants was for an option to purchase 4,000 shares, except for the grant to Mr. Richman, which was for an option to purchase 10,000 shares.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following tables provide information as to compensation for services of the five executive officers of the Company who had the highest combination of salary and bonus with respect to 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                                 -----------------------------------------------------
                                                 ANNUAL                               SECURITIES
                                              COMPENSATION         RESTRICTED         UNDERLYING
          NAME AND                       ----------------------       STOCK             STOCK            ALL OTHER
     PRINCIPAL POSITION         YEAR       SALARY    BONUS (A)       AWARDS            OPTIONS        COMPENSATION (C)
- ----------------------------  ---------  ----------  ----------  ---------------  ------------------  ----------------
Harold M. Messmer, Jr.......       1994  $  364,900  $  523,056  $  2,453,061(b)      186,135 shares    $    114,501
  Chairman and Chief               1993  $  354,917  $  398,571  $    309,458         115,802 shares    $     94,331
  Executive Officer                1992  $  345,000  $  266,390  $    286,197          63,950 shares    $     36,295
M. Keith Waddell............       1994  $  190,000  $  267,271  $    912,032(b)       85,652 shares    $     53,250
  Senior Vice President            1993  $  179,583  $  176,833  $    155,407          66,270 shares    $     39,931
                                   1992  $  165,000  $  118,501  $    160,169          19,060 shares    $     13,776
Robert W. Glass.............       1994  $  140,000  $  128,690  $    359,588(b)       25,853 shares    $     31,493
  Senior Vice President            1993  $  129,583  $   97,916  $     73,993          33,030 shares    $     25,324
                                   1992  $  115,000  $   65,607  $     65,378           8,600 shares    $      8,715
Steven Karel................       1994  $  122,000  $   42,256  $    108,045(b)       11,115 shares    $     18,901
  Vice President                   1993  $  120,333  $   32,151  $     29,605          15,622 shares    $     16,377
                                   1992  $  118,000  $   21,496  $     40,205           5,722 shares    $      6,133
Kirk E. Lundburg (d)........       1994  $  120,000  $   26,174  $     51,160(b)        5,952 shares    $     14,500
  Vice President

- --------------------------
(a) Includes, in addition to bonuses paid in cash, the fair market value, on the date of grant, of stock granted in lieu of cash bonus.
(b) In May 1994, the Compensation Committee made special grants of restricted stock to Messrs. Messmer, Waddell, Glass, Karel and Lundburg of 100,000, 40,680, 16,140, 3,522 and 1,000 shares respectively, having market values on the grant date of $1,750,000, $711,900, $282,450, $61,635 and $17,500, respectively. Discussion regarding these grants appears under the caption "Board Compensation Committee Report on Executive Compensation." These grants vest at various times between December 31, 1996 and January 1, 1999. The remainder of the amounts reported reflects the January 1994 grants of restricted stock in connection with the annual year-end review of compensation. These grants were of 55,142, 15,248, 6,050, 3,640 and 2,640 shares to Messrs. Messmer, Waddell, Glass, Karel and Lundburg, respectively, and had market values on the grant date of $703,061, $200,132, $77,138, $46,410 and $33,660, respectively. These grants vest at the rate of 25% per year in each of the first four years following grant. At December 31, 1994, Messrs. Messmer, Waddell, Glass, Karel and Lundburg held an aggregate of 255,405, 104,474, 41,618, 18,452 and 7,980 shares of restricted stock, respectively, having a market value on that date of $6,129,720, $2,507,376, $998,832, $442,848 and $191,520, respectively. All restricted stock awards vest automatically upon the occurrence of a Change in Control. The executive officers have the right to receive any dividends paid on restricted shares.
(c) The amounts in this column relating to 1994 consist of (a) $12,627, $1,400 and $675 paid for life insurance for Messrs. Messmer, Waddell and Glass, respectively, and (b) $101,874, $51,850, $30,818, $18,901 and $14,500
     allocated in the Company's records for the benefit of Messrs. Messmer, Waddell, Glass, Karel and Lundburg, respectively, pursuant to the Company's Deferred Compensation Plan. The Company's Deferred Compensation Plan is a defined contribution plan which pays the benefits allocated thereunder only upon the executive officer's retirement, death or termination of employment.
(d)  Mr. Lundburg was first elected an executive officer in 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                              INDIVIDUAL GRANTS
                                               -----------------------------------------------
                                                            % OF TOTAL
                                                NUMBER OF     OPTIONS
                                               SECURITIES   GRANTED TO                                GRANT
                                               UNDERLYING    EMPLOYEES   EXERCISE                     DATE
                                                 OPTIONS     IN FISCAL    OR BASE   EXPIRATION       PRESENT
                    NAME                       GRANTED(A)      YEAR        PRICE       DATE         VALUE(B)
- ---------------------------------------------  -----------  -----------  ---------  ----------  -----------------
Harold M. Messmer, Jr........................     100,000(c)      12.5%  $  17.50      5/17/04  $      892,375(d)
                                                   79,062(e)       9.8%  $  24.00     12/30/04  $    1,051,995(f)
                                                    7,073(g)       0.9%  $  24.00     12/30/04  $       94,113(f)
M. Keith Waddell.............................       5,082(h)       0.6%  $  15.00      2/17/04  $       36,622
                                                   40,680(i)       5.1%  $  17.50      5/17/04  $      363,018(d)
                                                   36,289(e)       4.5%  $  24.00     12/30/04  $      482,860(f)
                                                    3,601(g)       0.4%  $  24.00     12/30/04  $       47,915(f)
Robert W. Glass..............................      16,140(i)       2.0%  $  17.50      5/17/04  $      144,029(d)
                                                    7,572(e)       0.9%  $  24.00     12/30/04  $      100,753(f)
                                                    2,141(g)       0.3%  $  24.00     12/30/04  $       28,488(f)
Steven Karel.................................       3,522(i)       0.4%  $  17.50      5/17/04  $       31,429(d)
                                                    6,283(e)       0.8%  $  24.00     12/30/04  $       83,601(f)
                                                    1,310(g)       0.2%  $  24.00     12/30/04  $       17,431(f)
Kirk E. Lundburg.............................       1,000(i)       0.1%  $  17.50      5/17/04  $        8,924(d)
                                                    3,786(e)       0.5%  $  24.00     12/30/04  $       50,376(f)
                                                    1,166(g)       0.1%  $  24.00     12/30/04  $       15,515(f)

- ------------------------
(a) All grants entitle the holder to satisfy tax withholding obligations resulting from exercise by reduction in the number of shares otherwise deliverable. In addition to the specified vesting schedule, (i) the options granted to Messrs. Messmer, Waddell, Glass and Karel may vest upon termination of employment under certain circumstances pursuant to their respective severance agreements described below, (ii) all grants vest automatically upon death, disability or the occurrence of a change in control and (iii) all grants are subject to accelerated vesting at the discretion of the Compensation Committee.
(b) Calculated in accordance with the Binomial Model for estimating the value of stock options, which estimates the present value of an option based upon assumptions as to future variables such as interest rate and stock price volatility. The Binomial calculations assumed an expected volatility of between 29% and 34%, depending upon the grant date, an interest rate of between 6% and 7.8%, depending on the grant date, no dividends, and the indicated expiration date. The actual value, if any, realized on the exercise of an option will depend on the excess of the fair market value of the stock over the exercise price on the date the option is exercised, and may be substantially different from the value estimated by the Binomial Model.
(c) In May 1994, the Compensation Committee, as discussed under the caption "Board Compensation Committee Report on Executive Compensation" made special grants of stock options. This grant vests in four equal annual installments on each of December 31, 1996, December 31, 1997, December 31, 1998 and January 1, 1999.
(d) In order for the assumed values to be realized, the total market value of all outstanding shares of the Company's Common Stock would have to increase by approximately $243,610,000 from its value on the grant date.
(e) Vests in four equal annual installments on each of the first four anniversaries of the grant date.
(f) In order for the assumed values to be realized, the total market value of all outstanding shares of the Company's Common Stock would have to increase by approximately $374,636,000 from its value on the grant date.

(g) Vests in four equal annual installments on each of December 31, 1995, December 31, 1996, December 31, 1997 and December 31, 1998.
(h) Vests in four equal installments on each of December 13, 1994, December 13, 1995, December 13, 1996 and December 13, 1997.
(i)  In May 1994,  the Compensation  Committee, as discussed  under the  caption
     "Board Compensation Committee Report on Executive Compensation" made special grants of stock options. This grant vests as to 50% of the shares covered thereby on December 31, 1997 and as to 25% of the shares covered thereby on each of December 31, 1998 and January 1, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                 NUMBER OF                     VALUE OF
                                                           SECURITIES UNDERLYING             UNEXERCISED
                                                                UNEXERCISED                  IN-THE-MONEY
                                SHARES                            OPTIONS                      OPTIONS
                               ACQUIRED                      AT FISCAL YEAR-END           AT FISCAL YEAR-END
                                  ON          VALUE      --------------------------  ----------------------------
            NAME               EXERCISE     REALIZED     EXERCISABLE  UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- -----------------------------  ---------  -------------  -----------  -------------  -------------  -------------
Harold M. Messmer, Jr........    100,000  $   1,737,500     197,343        338,968   $   3,506,762  $   2,964,272
M. Keith Waddell.............          0              0      71,475        152,209   $   1,252,725  $   1,289,461
Robert W. Glass..............          0              0      78,646         61,190   $   1,457,642  $     607,288
Steven Karel.................          0              0      18,059         28,426   $     319,342  $     284,000
Kirk E. Lundburg.............          0              0       3,320         15,912   $      40,890  $     129,170

    Harold M. Messmer, Jr., Chairman of the Board, President and Chief Executive Officer, has an employment agreement with the Company terminating December 31, 1998. Under the terms of the employment agreement, Mr. Messmer will receive a base annual salary of not less than $375,847 and will receive certain other benefits, including life insurance and tax planning. In the event the employment of Mr. Messmer is terminated involuntarily other than for cause, or voluntarily within thirty (30) days following a change in control of the Company, he is entitled to receive severance compensation. The amount of such severance compensation shall be, at Mr. Messmer's election, either (i) his base salary, at the rate in effect on the date of termination, plus an equal amount annually in lieu of a bonus, through the stated expiration date of his agreement, or (ii) the present value of such payments. Any severance payments under the agreement are subject to the limitation that Mr. Messmer will not receive any amount that, without regard to compensation received in respect of stock options and other rights granted to such executive officer, would not be deductible by the Company under applicable provisions of the Internal Revenue Code. If Mr. Messmer's employment is terminated by reason of death or disability, he or his estate will receive only 75% of his base salary through the termination date of the agreement and will not receive any amount in lieu of bonus. The employment agreement provides for automatic renewal for an additional year on each December 31.

    Severance agreements, which were recommended by Towers Perrin, have been entered into with Messrs. Messmer, Waddell, Glass and Karel. Each severance agreement provides that the employee will be paid between six and 24 months base salary (depending upon length of service) if his employment is terminated without cause, as defined in the agreement. The terminated employee will also receive a pro rata share of any bonus he would otherwise have received pursuant to any bonus plan if his employment had not been terminated, such amount to be paid when bonuses are generally paid pursuant to the plan. (Notwithstanding the foregoing, no individual shall receive salary and bonus payments under both this agreement and any other agreement. Instead, only the greater of such benefits provided by either agreement shall be paid.) On the termination date, any unvested stock or options would become fully vested, as would any amounts accrued for the employee's benefit under the Deferred Compensation Plan (a defined contribution plan that pays benefits only upon retirement, death or other termination of employment).

    The Company had in effect a key executive retirement plan, which was terminated in 1987. Participants in the plan prior to its termination will continue to receive benefits thereunder. The only current employee participating in the plan is Mr. Messmer. Under this plan, if Mr. Messmer's employment is terminated (whether voluntarily or involuntarily) for any reason other than certain acts of misconduct set forth in the plan, he is to receive monthly benefits commencing the month following the later of his fiftieth birthday or the date of his employment termination. Monthly benefit payments are a specified percentage, depending upon his age at retirement, (the "Retirement Percentage") of the sum of $2,500 plus the greater of (a) his highest monthly base salary (exclusive of bonuses, commissions and other special payments) in effect within 18 months prior to such termination or (b) the amount calculated by increasing $28,750 annually on each May 31 (commencing May 31,
1992) on a compound basis by the annual percentage increase in the Consumer Price Index (but not by more than 10% or less than 4%) through the date of retirement. The Retirement Percentage (which was established at its current levels on the recommendation of Towers Perrin) is 30% if Mr. Messmer retires at age 50, and increases by 3% for each year Mr. Messmer delays his retirement beyond age 50, to a maximum of 66% if Mr. Messmer retires at or after age 62. Notwithstanding the foregoing, the Retirement Percentage is 66% if a Change in Control (as defined in the plan) occurs prior to Mr. Messmer's retirement. Such monthly benefits will be increased annually thereafter by the increase in the consumer price index, but not more than 7 1/2%, and are to be paid until his death. For the first 15 years of his retirement, Mr. Messmer will also receive a supplemental monthly benefit that varies depending upon his retirement age, which benefit will be $6,241 per month if he retires at age 50, and increases by 8%, compounded, for each year he delays his retirement beyond age 50 through, but not beyond, age 62. The plan also provides that if a participating officer dies before his employment is otherwise terminated or after his employment terminates but before receiving 180 monthly payments, such payments are to be made to his designated beneficiary beginning the month following the participant's death until an aggregate of 180 monthly payments has been made. Mr. Messmer's current annual base salary is $375,847. In 1988 and 1991, the Company purchased annuities on Mr. Messmer's behalf that commence payments to Mr. Messmer when he is 50 years old and had aggregate current actuarial values, on the date of purchase, equivalent to the then current actuarial value of Mr. Messmer's anticipated benefits under the retirement plan, assuming retirement at age 50. The amount of benefits payable under the retirement plan will be offset by amounts paid under the annuities. Pursuant to Mr. Messmer's employment agreement, the Company will on his request, but not more than once in any three year period, purchase additional annuities to cover any then unfunded portions of the Company's obligations to him pursuant to the retirement plan.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
                            AND CERTAIN TRANSACTIONS

    The Compensation Committee is composed of Frederick P. Furth, Andrew S. Berwick, Jr., and Thomas J. Ryan.

    ISU Insurance Services of San Francisco has acted as broker and paying agent for the Company with respect to certain of the Company's insurance policies. Total payments received by ISU Insurance Services of San Francisco for these services (net of amounts paid to ISU Insurance Services and remitted to the insurance carriers) aggregated approximately $253,000 in 1994 and are expected to aggregate a similar amount in 1995. Mr. Ryan is President of ISU Insurance Services of San Francisco, the stock of which is owned by members of Mr. Ryan's family. ISU Insurance Services of San Francisco is a franchisee of ISU International, a corporation of which Mr. Ryan is Chairman of the Board and Chief Executive Officer and a majority of whose stock is owned by Mr. Ryan.

    As part of a June 1987 restructuring, all of the common stock of BF Enterprises, Inc. (then a wholly owned subsidiary of the Company) was distributed as a dividend to the Company's stockholders. In connection with the restructuring, BF Enterprises assumed the obligation for certain subordinated debentures issued by a predecessor of the Company, although the Company remains contingently liable for these debentures. As part of the June 1987 restructuring and in connection with its assumption of the obligation for such subordinated debentures, BF Enterprises agreed to pledge to the Company collateral (consisting of real estate, marketable securities and bank letters of credit) if the net worth of BF Enterprises falls below certain minimum levels. At December 31, 1994, approximately $3.6 million of these subordinated debentures remained outstanding. The Company has been advised by BF Enterprises that letters of credit have been furnished by BF Enterprises to the trustee of the subordinated debentures with respect to approximately $3.4 million of such amount. Mr. Furth owns approximately 18% of the outstanding common stock of BF Enterprises. In addition, Mr. Schaub, who is not a member of the Compensation Committee, owns approximately 5% of the outstanding common stock of BF Enterprises.

    Frederick A. Richman, a nominee for director, is a partner in the law firm of O'Melveny & Myers, which has performed legal services for the Company from time to time. Amounts paid by the Company to O'Melveny & Myers have not been material.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

    The Compensation Committee, after consultation with and upon the recommendation of Towers Perrin, developed the philosophy statement set forth below, which it has followed in every year since 1989, when it was first adopted:

    "Compensation policies and practices, and other related programs, will be developed and designed in line with the following statement of compensation philosophy:

    The overriding objective of the Company's compensation and benefit program is to attract, retain and reward talented employees through programs that also align with and support the Company's goals and strategies.

    A competitive compensation package will be provided for all positions:

    - Positions that participate in short-term incentive plans because of their significant impact on short-term performance will have salaries that are set at the 50th percentile. Additional short-term incentive pay will allow total annual pay at the 75th percentile if target performance is achieved.

    - Key executives with significant impact on the long-term performance of the Company will also participate in long-term incentive plans (stock and/or cash plans) that will result in total target pay at the 90th percentile if short- and long-term performance targets are achieved.

    Survey data reflective of relevant labor markets will be used to determine actual pay levels that are consistent with desired competitive levels. In addition to external pay data, internal relationships among positions and differences in impact and importance of positions will influence pay. All compensation programs will incorporate "pay for performance" concepts by allowing pay of individual employees to vary according to individual, unit and company performance:

    - Performance planning and appraisal systems, together with incentive programs where appropriate, will direct and reward effort and performance of employees."

    The Committee believes that setting compensation at levels designed to attract and retain key individuals is critical to the success of a personnel services business in which there are few tangible assets and in which people represent the true "assets" of the Company. The Committee is also mindful of the fact that the Company's industry is fractured with a myriad of private firms owned by entrepreneurial individuals representing the Company's most effective competition in many markets. Successful competitors generate large financial rewards to the owners as the Company knows from its many acquisitions of such firms over the years. It is imperative that the Company's compensation program provide significant cash and equity incentives to its key managers so as to compete with both public and private companies for this talent and the Committee believes the Company's compensation program achieves this result. Annual base salaries, bonuses, restricted stock and stock option awards are all designed to achieve the above-specified goals. Annual bonus awards are based upon earnings per share, and each executive's bonus is increased or decreased, according to a formula, in relation to how the actual earnings per share compares with the target earnings per share for the year set by the Committee. The Committee believes that the emphasis placed upon equity grants (restricted stock and stock options) aligns the interest of the officers with those of the stockholders, and makes a significant portion of executive compensation contingent upon long-term positive share price performance.

    In establishing compensation levels for the Chief Executive Officer, the Compensation Committee followed the guidelines and policies described above. In addition, the Committee also considered several subjective factors related to the Company's business. These included, among other things, the Company's elimination of all long-term bank debt and its continued generation of strong cash flow, the Company's performance relative to both its public and private competitors, the Chief Executive Officer's ability to develop and maintain significant business relationships for the Company, the Chief Executive Officer's ability (in conjunction with his management team) to locate, evaluate and negotiate prospective acquisitions or other expansion opportunities without significant accounting, investment banker or attorney fees and the complexity of managing an international service business. The Committee also noted that 1994 was the Company's second consecutive year of having its stock price performance during the year rank in the top 50 of all New York Stock Exchange companies (a distinction shared with only one other company), and the successful completion of a $122 million registered public offering of the Company's Common Stock, which resulted in the distribution of approximately 19% of the outstanding shares by the Company's two largest stockholders, thus increasing the Company's stockholder base and improving the liquidity of the Company's Common Stock.

    In light of the above factors, and in recognition of both the outstanding returns achieved for the stockholders by the Chief Executive Officer and his management team and the intensely competitive nature of the market for top management, the Compensation Committee in 1994 made special equity grants to management with deferred vesting schedules. These grants will help to retain the Chief Executive Officer and other outstanding managers and further align their interests with those of the stockholders by making a significant portion of their future compensation contingent upon long-term positive share price performance.

    In determining executive compensation, the Compensation Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, tax consequences, including but not limited to tax deductibility by the Company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the control of either the Compensation Committee or the Company. In addition, the Compensation Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For all of the foregoing reasons, the Compensation Committee, while considering tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Compensation Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals, that preserve deductibility.

Andrew S. Berwick, Jr.
                               Frederick P. Furth
                                                                  Thomas J. Ryan

                         COMPARATIVE PERFORMANCE GRAPH

    Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following Performance Graph shall not be deemed to be incorporated by reference into any such filings.

    The following graph compares, through December 31, 1994, the cumulative return of the Company's Common Stock, an index of certain publicly traded employment services companies, and the S&P 500. The graph assumes the investment of $100 at the end of 1989 and reinvestment of all dividends. The information presented in the graph was obtained by the Company from outside sources it considers to be reliable but has not been independently verified by the Company.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    ROBERT HALF
                   INTERNATIONAL        PEER GROUP INDEX (A)   S&P 500 INDEX
                                   100                   100              100
Return 1989                      52.89                 74.57            96.89
Return 1990                      65.22                 89.17           126.42
Return 1991                      76.81                108.92           136.05
Return 1992                     152.17                120.83           149.76
Return 1993                     278.26                161.86           151.74

- ------------------------
(a) This index represents the cumulative total return of the Company and the following corporations providing temporary or permanent employment services: Adia Services, Inc., CDI Corp., Kelly Services, Inc., Manpower Inc., The Olsten Corporation and Uniforce Temporary Personnel, Inc. Many of the Company's competitors are privately-held, and none of the selected corporations specializes, as does the Company, primarily in the temporary and permanent placement of accounting, financial, tax and banking personnel. However, the selected corporations, which for the most part are general employment agencies and therefore not comparable to the Company, constitute the best approximation of a peer group among public companies.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    The   Board  has  selected   Arthur  Andersen  &   Co.,  independent  public
accountants, to audit the books, records and accounts of the Company during 1995. Arthur Andersen & Co. has acted as auditors of the Company and its predecessor since 1977. Representatives of that firm will be present at the Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to questions.

                             STOCKHOLDER PROPOSALS

    To  be  considered  for   presentation  at  the   1996  Annual  Meeting   of
Stockholders, a stockholder proposal must be received at the office of the Company not later than November 28, 1995.

                                 OTHER MATTERS

    The proxy holders are authorized to vote, in their discretion, upon any other business that comes before the Meeting and any adjournment of the Meeting. The Board knows of no other matters which will be presented to the Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          STEVEN KAREL
                                          SECRETARY

Menlo Park, California
March 27, 1995

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED, POST-PAID ENVELOPE.

                        ROBERT HALF INTERNATIONAL INC.
                             2884 SAND HILL ROAD
                            MENLO PARK, CA 94025


       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Harold M. Messmer, Jr. and Andrew S. Berwick, Jr. as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Robert Half International Inc. held of record by the undersigned on March 20, 1995 at the annual meeting of stockholders to be held on May 11, 1995 or any adjournment thereof.





                               (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                                               See Reverse
                                                                   Side
- --------------------------------------------------------------------------------
                               FOLD AND DETACH HERE
                                                            x PLEASE MARK
                                                              YOUR CHOICES
                                                                LIKE THIS



THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.


________________    _________________
ACCOUNT NUMBER           COMMON

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES NAMED IN PROPOSAL 1.


1. Election of Directors:  Edward W. Gibbons, Harold M. Messmer, Jr.     2. In their discretion, the Proxies are authorized
                                                                            to vote upon such other business as may properly
                                                                            come before the meeting.
/  /   FOR all nominees listed     /  / WITHHOLD AUTHORITY
       above (except as marked          to vote for all nominees
       to the contrary below)           listed above



(INSTRUCTION: To withhold authority to vote for any individual nominee, write nominee's name on the space provided below.

_______________________________________________________________________

                                        Please sign exactly as name appears
                                        hereon. When shares are held by joint
                                        tenants, both should sign. When signing
                                        as attorney, executor, administrator,
                                        trustee or guardian, please give full
                                        title as such. If a corporation, please
                                        sign in full corporation name by
                                        President or other authorized officer.
                                        If a partnership, please sign in
                                        partnership name by authorized person.
                                        Date_____________________________, 1995
                                        Signature______________________________
                                        Signature, if held jointly_____________


PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE
ENCLOSED ENVELOPE.
- --------------------------------------------------------------------------------
                               FOLD AND DETACH HERE